UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2016

Oxford Industries, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-04365	58-0831862
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 Peachtree Street, N.E., Suite 688, Atlanta, GA	30309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 659-2424

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 24, 2016, Oxford Industries, Inc. (the “Company”) entered into a Fourth Amended and Restated Credit Agreement (the “Credit Agreement”). The Credit Agreement provides for a revolving credit facility of up to $325,000,000, which may be used to refinance existing debt, to fund working capital, to fund future acquisitions and for general corporate purposes. The Credit Agreement amends and restates the Company’s Third Amended and Restated Credit Agreement, dated June 14, 2012 (as amended on November 21, 2013, the “Prior Credit Agreement”).

The material terms of the Credit Agreement are as follows:

•                                          The parties to the Credit Agreement include the Company and its subsidiary, Tommy Bahama Group, Inc., as the borrowers (the “Borrowers”), certain subsidiaries of the Company as guarantors (the “Guarantors”), the financial institutions party thereto as lenders, the financial institutions party thereto as issuing banks, and SunTrust Bank, as administrative agent (the “Administrative Agent”).

•                                          The Credit Agreement provides for a revolving credit facility of up to $325,000,000, which may be increased by up to an additional $100,000,000 by the Borrowers (which, at the Borrowers’ election, may take the form of a first in-last out tranche), subject to certain conditions.

•                                          Availability under the Credit Agreement is limited to a borrowing base consisting of specified percentages of eligible categories of assets, including certain inventory, receivables, and eligible trademarks. The Administrative Agent has certain discretion to establish reserves with respect to the calculation of borrowing base availability.

•                                          The Borrowers may elect to receive base rate advances or LIBOR advances under the Credit Agreement with applicable margins based upon a two-tier pricing grid depending on average excess availability, with LIBOR interest rate margins of 125 or 150 basis points above LIBOR.

•                                          The Borrowers’ obligations under the Credit Agreement are secured by a first priority security interest in substantially all of the assets of the Borrowers and the Guarantors, including accounts receivable, books and records, chattel paper, deposit accounts, equipment, certain general intangibles, inventory, investment property (including the equity interests of certain subsidiaries), negotiable collateral, life insurance policies, supporting obligations, commercial tort claims, cash and cash equivalents, eligible trademarks, proceeds and other personal property.

•                                          The Credit Agreement contains a financial covenant that applies only if excess availability is less than the greater of (i) $23,500,000 or (ii) 10% of total availability for three consecutive business days. In such case, the Company’s fixed charge coverage ratio for the preceding twelve fiscal month period may not be less than 1.0 to 1.0 for that period.

•                                          The Credit Agreement contains a number of customary affirmative covenants regarding, among other things, the delivery of financial and other information to the Administrative Agent and other lenders, maintenance of records, compliance with law, maintenance of property and insurance and conduct of business.

•                                          The Credit Agreement also contains certain negative covenants, including covenants that limit the Borrowers’ and their subsidiaries’ ability to (i) incur debt, (ii) guaranty certain obligations, (iii) incur liens, (iv) pay dividends to shareholders or repurchase shares of the Company’s common stock, (v) make investments, (vi) sell assets or stock of subsidiaries, (vii) acquire assets or businesses, (viii) merge or consolidate with other companies, or (ix) prepay, retire, repurchase or redeem debt.

•                                          The Credit Agreement is scheduled to mature on May 24, 2021.

The Prior Credit Agreement provided for a revolving credit facility of up to $235,000,000 and was scheduled to mature on November 21, 2018.  The Company believes that the applicable margins, terms for inclusion of assets in the borrowing base, negative covenants and other terms and conditions under the Credit Agreement are more favorable to the Company than under the Prior Credit Agreement.  The above description of the Credit Agreement is not complete and is qualified in its entirety by the actual terms of the Credit Agreement and the related Fourth Amended and Restated Pledge and Security Agreement, attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number

10.1

Fourth Amended and Restated Credit Agreement, dated as of May 24, 2016, by and among Oxford Industries, Inc.; Tommy Bahama Group, Inc.; the Persons party thereto as Guarantors; the financial institutions party thereto as lenders; the financial institutions party thereto as Issuing Banks; SunTrust Bank, as administrative agent; SunTrust Robinson Humphrey, Inc., as a Joint Lead Arranger and a Joint Bookrunner; JPMorgan Chase Bank, N.A., as a Joint Lead Arranger, a Joint Bookrunner, and the Syndication Agent, and Bank of America, N.A. and KeyBank National Association, as the Co-Documentation Agents

10.2

Fourth Amended and Restated Pledge and Security Agreement, dated as of May 24, 2016, among Oxford Industries, Inc.; Tommy Bahama Group, Inc.; the additional entities grantor thereto, as Grantors; and SunTrust Bank, as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXFORD INDUSTRIES, INC.

May 24, 2016	/s/ Thomas E. Campbell
	Name:	Thomas E. Campbell
	Title:	Executive Vice President - Law & Administration, General Counsel and Secretary